Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

ProQR Therapeutics N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, nominal value €0.04 per share	457(c)	13,371,562(2)	$3.37(3)	$45,062,164	$0.00011020	$4,965.86
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Total Offering Amounts						$45,062,164		$4,965.86
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								$4,965.86

(1)	This Registration Statement also covers an indeterminate number of additional ordinary shares, nominal value €0.04 per share, of ProQR Therapeutics N.V. (the “Registrant”) that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents the maximum number of ordinary shares that may be offered and sold, from time to time, by the selling shareholders named herein, which shares were issued to the selling shareholders in a private placement.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, and based upon the average of the high and low prices of the Registrant’s ordinary shares, as reported on The Nasdaq Stock Market LLC, on March 24, 2023, a date within five business days prior to the filing of this Registration Statement.